Exhibit 99.2

Natural Alternatives International, Inc.

Announces Acquisition of Manufacturing and Warehouse Facility

CARLSBAD, CALIF, August 24, 2021 /PRNewswire/ --Natural Alternatives International, Inc. ("NAI") (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced the purchase of a 54,154 ft2 manufacturing and warehouse facility in Carlsbad, CA in a transaction that closed on August 20, 2021. This facility is scheduled to be retrofitted to become a dedicated high volume powder blending and packaging facility. This new facility will also provide NAI with additional raw material storage capacity to facilitate anticipated domestic sales growth.

NAI purchased this manufacturing facility for $17.5 million financed through a $10.0 million term loan from Wells Fargo Bank, N.A. (“Wells Fargo”) and $7.5 million of available cash. In connection with this financing transaction, NAI amended its existing credit facility with Wells Fargo to add this new term loan while maintaining a working capital credit line of $20.0 million.

Mark A. Le Doux, Chairman and Chief Executive Officer of NAI stated, “We are excited to expand our USA manufacturing capabilities and footprint. While this new facility will not fully come on line for us until late in the current fiscal year, we believe this is an important investment that provides us with additional environmentally conditioned raw material storage space to accommodate our current and future anticipated sales demand. Once fully built-out, this new facility will provide NAI with state-of-the-art high speed powder production capabilities in a segment of the dietary supplement space that we have previously only marginally participated in. We believe powder packaged delivery systems are a growing segment within our industry and this facility will provide us with the ability to better service existing customers, attract new customers, expand our sales, and provide potential for channel and customer diversification.”

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, the impact of this new facility on our future sales and financial condition. We wish to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks, including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

SOURCE - Natural Alternatives International, Inc.

CONTACT – Michael Fortin, Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com